Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Enservco Corporation’s Registration Statement on Form S-8 (File No. 333-222636 and 333-188156) of our report dated July 6, 2022 relating to the consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, which appears in this Form 10-K.

/s/ Plante & Moran, PLLC

Denver, CO

July 6, 2022